350 Las Olas Boulevard Las Olas Centre II, Suite 1150 P.O. Box 30310 Fort Lauderdale, FL 33303-30310 954.462.4150 Main 954.462.4260 Fax www.ralaw.com

August 3, 2011

Aspire Capital Fund LLC
155 North Wacker Drive, Suite 1600
Chicago, Illinois 60605

Re:	Ener1, Inc. Legal Opinion

Ladies and Gentlemen:

We have acted as special Florida counsel to Ener1, Inc., a Florida corporation (the “Company”), in connection with the execution and delivery by the Company of the Common Stock Purchase Agreement, dated as of August 3, 2011 (the “Agreement”), between the Company and Aspire Capital Fund LLC (the “Buyer”).  This opinion is delivered pursuant to Section 7(d) of the Agreement. Capitalized terms not otherwise defined herein are defined as set forth in the Agreement.

In rendering the opinions set forth herein, we have examined and relied solely on the following documents (the "Reviewed Documents"), and except for our examination of the Reviewed Documents, have made no independent inquiry as to the facts asserted to be true and correct in the Reviewed Documents and our opinions are qualified in all respects by the scope of such document examination:

(a)           the Agreement;

(b)           Registration Rights Agreement;

(c)           the Bylaws of the Company;

(d)           the Articles of Incorporation of the Company;

(e)           a Certificate of Active Status with respect to the Company;

(f)           a Certificate of the Chief Executive Officer of the Company certifying that the written resolution of the Board of Directors approving the transactions contemplated pursuant to the Agreement, a copy of which is attached to the Certificate, were duly adopted by the Board of Directors and have not since been amended, modified or repealed; and

(g)           a Certificate of the Company, dated as of the date hereof, with respect to various factual matters (the “Officer’s Certificate”).

Items (a) through (b) are sometimes referred to herein, collectively, as the “Transaction Documents.”  Items (c) through (g) above are sometimes referred to herein, collectively, as the “Governing Documents.”

New York	Cleveland	Toledo	Akron	Columbus	Cincinnati
Washington, D.C.	Tallahassee	Orlando	Fort Myers	Naples	Fort Lauderdale

Aspire Capital Fund LLC
August __, 2011

In rendering the opinions set forth herein we have assumed, without any independent investigation: (i) the accuracy and completeness of all documents and records that we have reviewed; (ii) the genuineness of all signatures contained in, and the authenticity of, the documents submitted to us as originals; (iii) the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies; (iv) that all individuals executing documents individually or on behalf of any of the parties thereto are in fact the individuals they purport to be; and (v) the legal capacity of all natural persons.

Except to the extent we specifically and expressly opine on any such matters in this opinion, in our examination of the Reviewed Documents and in rendering the following opinions we have with your consent (and in addition to the assumptions contained elsewhere in this opinion) assumed without any investigation, except as specifically indicated herein, and we express no opinion regarding, each of the following: (a) the due authorization of each of the Transaction Documents by the parties thereto (other than the Company); (b) the due execution and delivery of the Transaction Documents by the parties thereto (other than the Company); (c) that each of the parties to the Transaction Documents (other than the Company) has the full legal power and authority to execute and deliver the Transaction Documents to which they are a party; (d) that the Transaction Documents constitute the legal, valid and binding obligations of the parties thereto (other than the Company) enforceable in accordance with their respective terms against each of them; (e) that all parties to the Transaction Documents (other than the Company) are duly organized, validly existing and in good standing in the jurisdictions in which they are organized and all parties to the Transaction Documents are duly qualified to transact business as foreign corporations and that each is in good standing in the jurisdictions in which the ownership of its properties or the conduct of its business requires such qualification; (f) that the conduct of the parties to the Transaction Documents has complied with, and the transactions to be effected pursuant to the Transaction Documents will comply with, all standards of good faith, fairness, public policy and conscionability required by laws; (g) that with respect to the Transaction Documents sufficient consideration has been received by each of the parties in respect of their respective obligations thereunder; (h) that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Documents; (i) the fulfillment of any timely compliance by the parties thereto with all the terms and conditions of the Transaction Documents and the accuracy of all factual matters addressed by representations and warranties contained therein; (j) the accuracy on the date of this opinion, as well as the date stated on all governmental certifications, of each statement as to each factual matter contained in such governmental certifications; (k) that all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies constituting the law for which we are assuming responsibility are published and accurately accessible through the legal publishers, databases and other research services on which we customarily rely; (l) that in choosing to have the Transaction Documents governed by the laws of the State of Illinois, the parties were acting in good faith and did not make the choice for the purpose of avoiding or evading the laws of any jurisdiction; (m) that there was no deceit by any person in connection with the execution, delivery or performance of any of the Transaction Documents or any of the transactions contemplated by such documents; (n) that each addressee of this opinion has received all documents which it was required to receive under the Transaction Documents; (o) the Transaction Documents will be enforced in circumstances and in a manner which are commercially reasonable; (p) all of the documents required to be filed or recorded will be timely and correctly filed in or with the appropriate office, together with payment of all fees and taxes; and (q) that each addressee of this opinion has satisfied those legal requirements applicable to it to the extent necessary to make the Transaction Documents enforceable against it.

Aspire Capital Fund LLC
August __, 2011

As used in the opinions expressed herein, the phrase “to our Knowledge” refers only to the actual current knowledge of those attorneys in our firm who have given substantive attention to the Company in connection with matters directly related to the Transaction Documents and does not (i) include constructive notice of matters of information; or (ii) imply that we have undertaken any independent investigation (a) with any persons outside our firm or (b) as to the accuracy or completeness of any factual representation or other information made or furnished by the Company in connection with the transactions contemplated by the Transaction Documents.  Furthermore, such reference means only that we do not know of any fact or circumstance contradicting the statement that follows the reference, and does not imply that we know the statement to be correct or have any basis for that statement. When an opinion is based on reliance upon a third party's certification, we have not researched in any manner the factual veracity of the certification and unless otherwise expressly stated, reliance means complete reliance as we have not taken any independent investigation of such certifications.

We have reviewed the Agreement and the exhibits and schedules thereto, and the Transaction Documents referred to therein.  We also have examined such certificates of public officials, corporate documents and records and other certificates, opinions, agreements and instruments and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth.

Based on the foregoing and upon such investigation as we have deemed necessary, we give you our opinion as follows:

1.             The Company is a corporation existing and in good standing under the laws of the State of Florida and, to our Knowledge, with corporate power and authority to own, lease and operate its properties and to conduct its business as it is now conducted and perform its obligations under the Agreement.

2.             The Company has the requisite corporate power to execute, deliver and perform its obligations under the Transaction Documents to which it is a party.

3.             The execution, delivery and performance by the Company of the Transaction Documents to which it is a party have been duly authorized by all necessary Florida corporate action on the part of the Company.  The execution and delivery of the Transaction Documents by the Company, the performance of the obligations of the Company thereunder and the consummation by it for the transactions contemplated therein have been duly authorized and approved by the Company’s Board of Directors and no further consent, approval or authorization of the Company, its Board of Directors or its stockholders is required except for approval of the issuance of Purchase Shares in excess of the NASDAQ Global Market’s 19.99% limitation on issuance.  The Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and are the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except that (a) such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and (b) the remedies of specific performance and injunctive and other forms of injunctive relief may be subject to equitable defenses.

4.            The execution, delivery and performance by the Company of the Transaction Documents, the consummation by the Company of the Transactions contemplated thereby including the offering, sale and issuance of the Commitment Shares, and the Purchase Shares in accordance with the terms and conditions of the Common Stock Purchase Agreement, and fulfillment and compliance with terms of the Transactions Documents, do not violate (i) the Articles of Incorporation or the Bylaws of the Company or (ii) result in any violation of any Florida statute, law, rule or regulation applicable to the Company.

Aspire Capital Fund LLC
August __, 2011

5.            The issuance of the Purchase Shares and Commitment Shares pursuant to the terms and conditions of the Transaction Documents has been duly authorized and the Commitment Shares are validly issued, fully paid and non-assessable, to our knowledge, free of all statutory preemptive rights.  When issued and paid for in accordance with the Agreement, the Purchase Shares shall be validly issued, fully paid and non-assessable, to our knowledge, free of all statutory preemptive rights.

The opinions set forth above are subject to the following limitations, qualifications, and exceptions:

(a)           We express no opinion with respect to any law, rule, or regulation, of the United States of America or any state or other jurisdiction, regarding bankruptcy or insolvency, taxation, blue sky, environmental, or antitrust or unfair competition.

(b)           The legality, validity, binding effect and enforceability of the Transaction Documents may be limited or otherwise affected by, and we express no opinion as to the enforceability of any provision of the Transaction Documents to the extent such provision may be subject to, or affected by, applicable bankruptcy, insolvency, moratorium or state or federal laws affecting the rights and remedies of creditors generally (including without limitation, fraudulent transfer laws) or equitable principles, whether applied by a court of law or equity or in arbitration, including, without limitation, the duty to act in good faith, or the applicability of concepts of materiality, reasonableness, good faith and fair dealing.

(c)           We express no opinion regarding the enforceability of rights and remedies set forth in the Transaction Documents to the extent such rights or remedies may be limited or determined by a court of competent jurisdiction or other tribunal as unconscionable as a matter of law or contrary to public policy, or limiting the availability of a remedy under certain circumstances where another remedy has been elected.

(d)           The availability of the remedies of specific performance and injunctive relief, as well as other equitable remedies, whether sought in a proceeding in equity or at law, is subject to the discretion of the tribunal before whom the proceeding shall have been brought and to public policy restrictions.

(e)           The enforceability of any indemnification, contribution, hold harmless or exculpation clauses may be limited by applicable federal and state securities laws and general principles of public policy.

(f)           We express no opinion with respect to the enforceability of provisions that purport to prevent oral modification or waivers.

(g)           All opinions expressed herein are based on and limited to Florida law of the date hereof and the facts presented to us.  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.  We note that certain Transaction Documents purport to be governed by laws other than the State of Florida.  We have assumed, with your consent, that the laws of the State of Florida are identical in all relevant respects to the laws of such other states or jurisdictions.  We have made no further investigation of such other laws, rules or regulations for the purpose of rendering the opinions expressed above.

(h)           Nothing contained herein shall be construed as expressing any opinion regarding local statutes, ordinances, administrative decisions, or regarding the rules and regulations of counties, towns, municipalities or special political subdivisions (whether created or enabled through legislative action at the state or regional level), or regarding judicial decisions to the extent that they deal with any of the foregoing.

Aspire Capital Fund LLC
August __, 2011

The opinions in this letter are (i) limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein and (ii) subject to applicable laws respecting limitations of actions. We have not assumed and expressly disclaim any obligation to advise you beyond the opinions specifically expressed herein.

This opinion is rendered solely to you and is solely for your benefit in connection with the transaction described in the introductory paragraph to this letter and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose, nor relied upon by any other person other than you and your successors, assigns and participants, without our prior written consent.

Very truly yours,

/s/ Roetzel & Andress, LPA

ROETZEL & ANDRESS, LPA